[KPMG LLP LETTERHEAD]







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Pulaski Financial Corp.:

We consent to the use of our report dated December 8, 2004, with respect to the consolidated balance sheets of Pulaski Financial Corp. as of September 30, 2004 and 2003, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended September 30, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                        /s/ KPMG LLP


St. Louis, Missouri
October 12, 2005